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-----------                                                                                         -------------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    -------------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number         3235-0287 |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:  February   1, 1998 |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response.......0.5 |
    continue. See                                                                                   -------------------------------
    Instruction 1(b).

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6.  Relationship of Reporting
                                              |                                              |      Person(s) to Issuer
       Rahr        Stewart                    |    CONTINENTAL INVESTMENT CORP. (CICG)       |      (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |       __ Director    X  10% Owner
      152-35 10th Avenue                      |     curity Number of     |    Month/Year     |       __ Officer     __ Other
----------------------------------------------|     Reporting Person     |                   |          (give title    (specify
                    (Street)                  |     (Voluntary)          |                   |           below)         below)
                                              |                          |                   |
                                              |                          |   NOVEMBER 1998   |           _________________
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
      Whitestone        NY          11357     |                          |   (Month/Day/Year)| ___Form filed by One Reporting Person
                                              |                          |                   |  X Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security    | 2. Trans- | 3. Trans-    | 4. Securities Acquired (A)|5. Amount of     |6.  Owner-       | 7. Nature of
     (Instr. 3)           |    action |    action    |     or Disposed of (D)    |   Securities    |     ship        |    Indirect
                          |    Date   |    Code      |                           |   Beneficially  |     Form:       |    Bene-
                          |           |              |                           |   Owned at      |     Direct      |    ficial
                          |    (Month/|              |                           |   End of Month  |     (D) or      |    Ownership
                          |    Day/   |    (Instr. 8)|     (Instr.3, 4 and 5)    |                 |     Indirect    |
                          |    Year)  |------|-------|---------|----------|------|                 |     (I)         |
                          |           |Code  |   V   |Amount   |(A) or (D)|Price | (Instr. 3 and 4)|     (Instr. 4)  |   (Instr. 4)
--------------------------|-----------|------|-------|---------|----------|------|-----------------|-----------------|-------------
Common Stock              |           |      |       |         |          |      |      935,795    |        D        |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|-----------------|--------------
Common Stock              |           |      |       |         |          |      |      829,758    |        I        | See Note 1
--------------------------|-----------|------|-------|---------|----------|------|-----------------|-----------------|--------------
                          |           |      |       |         |          |      |                 |                 |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|-----------------|--------------
                          |           |      |       |         |          |      |                 |                 |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|-----------------|--------------
                          |           |      |       |         |          |      |                 |                 |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|-----------------|--------------
                          |           |      |       |         |          |      |                 |                 |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|-----------------|--------------
                          |           |      |       |         |          |      |                 |                 |
===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                                                   (Print or Type Response)          SEC 1474 (3/91)


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
FORM 4 (Continued)
 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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




-----------------------------------------------------------------------------------------------------------------------------------
1. Title of   |2.(Conver-|3.Trans-|4.Trans-|5.Number of      |6.Date Exer-    |7.Title and  |8.Price |9.Number  |10.Owner-|11.Nature
   Derivative |  sion or |  action|  action|  Derivative     |  cisable       |  Amount of  |  of    | of deriv-| ship    |of
   Security   |  Exercise|  Date  |  Code  |  Securities     |  and           |  Underlying |  Deri- | ative    | Form of |Indirect
   (Instr. 3) |  Price of|        |(Instr. |  Acquired       |  Expiration    |  Securities |  vative| Securi-  | Deriva- |Benefi-
              |  Deriv-  |        | 8)     |  (A) or Dis-    |  Date          |  (Instrs. 3 |  Secu- | ties     | tive    |cial
              |  ative   |        |        |  posed of       | (Month/Day/    |   and 4)    |  rity  | Benefi-  | Secu-   |Owner-
              |  Security| (Month/|        |  (D)            |  Year)         |             | (Instr.| cially   | rity:   |ship
              |          |  Day/  |        |(Instrs. 3, 4,   |                |             |  5)    | Owned    | Direct  |(Instr.4
              |          |  Year) |        | and 5)          |                |             |        | at End   | (D) In- |
              |          |        |        |                 -----------------|--------------        | of Month | direct  |
              |          |        |        |                 |Date   |Expira- |      |Amount|        | (Instr. 4| (I)     |
              |          |        |        |                 |Exer-  |tion    |Title |or    |        |          |(Instr.4)|
              |----------|--------|----|---|-------|---------|cisa-  |Date    |      |Number|        |          |         |
              |          |        |    |   |       |         |ble    |        |      |of    |        |          |         |
              |          |        |    |   |       |         |       |        |      |Shares|        |          |         |
              |          |        |Code| V | (A)   |    (D)  |       |        |      |      |        |          |         |
--------------|----------|--------|----|---|-------|---------|-------|--------|------|------|--------|----------|---------|---------
OPTION TO     |  $35.00  |11/28/98| H  |   |       | 200,000 |5/28/96|11/28/98|Common| 200, | $35.00 |          |         |
PURCHASE      |          |        |    |   |       |         |       |        |Stock | 000  |        |          |         |
See Note #2   |          |        |    |   |       |         |       |        |      |      |        |          |         |
--------------|----------|--------|----|---|-------|---------|-------|--------|------|------|--------|----------|---------|---------
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
--------------|----------|--------|----|---|-------|---------|------ |--------|------|------|--------|----------|---------|---------
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
--------------|----------|--------|----|---|-------|---------|------ |--------|------|------|--------|----------|---------|---------
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
--------------|----------|--------|----|---|-------|---------|-------|--------|------|------|--------|----------|---------|---------
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
--------------|----------|--------|----|---|-------|---------|-------|--------|------|------|--------|----------|---------|---------
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
              |          |        |    |   |       |         |       |        |      |      |        |          |         |
--------------|----------|--------|----|---|-------|---------|-------|--------|------|------|--------|----------|---------|---------
  Explanation of Responses:

     NOTE #1: 729,758 SHARES IN A TRUST CREATED BY ME ON MAY 27, 1997, OF WHICH I
              AM A CO-TRUSTEE AND THE BENEFICIARY UNTIL MAY 2002;  100,000 SHARES OWNED BY
              MY WIFE, CAROL RAHR.

     NOTE #2:  ONE OPTION FOR 200,000 SHARES EXPIRED ON NOVEMBER 28, 1998.

     ** Intentional misstatements or omissions of facts
        constitute Federal Criminal Violations.           --------------------------------------         ---------
                                                            ** Signature of Reporting Person              Date
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.
                                                                                            Page 2
                                                                                    SEC 1474 (3/91)


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